THIS SHARE EXCHANGE AGREEMENT is made as of the _______ day of January, 2006,

BETWEEN:

ECLIPS INC., a company validly incorporated under the laws of Ontario and having its head office at 75 First Street, Suite 260 Orangeville, ON L9W 5B6

(“Eclips”)

AND:

THOSE PRINCIPAL SHAREHOLDERS OF CADILLAC WEST EXPLORATIONS INC. IDENTIFIED AS SUCH ON SCHEDULE “A”

(the “Principal Vendors”)

AND:

CADILLAC WEST EXPLORATIONS INC., a company validly subsisting under the laws of British Columbia and having its registered offices at 1750 – 1185 W. Georgia St., Vancouver, BC V6E 4E6

(“CWE”)

WHEREAS:

A.     Eclips is a public company whose shares trade on the Exchange;

B.     CWE is a private company engaged in mineral exploration;

C.     Eclips wishes to acquire all of the issued and outstanding shares and warrants of CWE; and

D.     The Principal Vendors are insiders or significant shareholders of CWE.

        NOW THEREFORE WITNESSETH that in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Definitions

1.01         In this Agreement, including the recitals hereto, the following words and phrases shall have the following meanings:

(a)	“Assets” means the interests of CWE in the mineral claims listed in Schedule “B”;

(b)	“Business” means the business of CWE substantially as carried on at the date of this Agreement;

(c)	“Business Day” means any day other than a day which is a Saturday, a Sunday or a statutory holiday in Vancouver, British Columbia;

(d)	“Closing” means the closing of the Transaction as contemplated by this Agreement in accordance with Article 8;

(e)	“Conversion Ratio” has the meaning stated in section 2.06;

(f)	“CWE Financial Statements” means the audited financial statements of CWE as at and for the year ended December 31, 2005, attached hereto as Schedule “C”;

(g)	“CWE Shares” means common shares without par value in CWE owned by the Vendors as set out in Schedule “A”;

(h)	“CWE Warrants” means the warrants to purchase additional common shares in CWE as set out in Schedule “A”;

(i)	“Completion Date” means the date of Closing determined in accordance with section 8.01;

(j)

“Encumbrance” means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing, but does not include any resale or other restriction which may be placed on the Eclips Shares under applicable securities laws or policies of the Exchange;

(k)	“Exchange” means the TSX Venture Exchange;

(l)

“Eclips Financial Statements” means the audited financial statements of Eclips as at and for the period ended May 31, 2005 and the unaudited interim financial statements of Eclips for the 6 month period ended November 30, 2005, as filed on the SEDAR filing service;

(m)	“Eclips Shares” means the common shares of Eclips to be issued to the Vendors in consideration for the CWE Shares in accordance with Article 2;

(n)

“Governmental Authority” means any federal, provincial, state, municipal, county or regional government or governmental authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body or any of the foregoing;

(o)	“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time;

(p)	“Material Contracts” means those contracts, engagements, and commitments described in Schedule “D” to this Agreement;

(q)	“Permitted Encumbrances” means those charges and encumbrances charging the Assets or some portion thereof which are specified as “Permitted Encumbrances” in Schedule “E” to this Agreement;

(r)	“Person” includes a firm, corporation or other entity;

(s)	“Share Exchange Agreements” means share exchange agreements to be entered into between Eclips and Vendors (other than the Principal Vendors) for the exchange of CWE shares for Eclips Shares;

(t)	“Transaction” means the acquisition of CWE Shares by Eclips as provided for in this Agreement and the Share Exchange Agreements; and

(u)	“Vendors” means all of those entities shown on Schedule “A” as owners of shares in CWE.

Captions and Section Numbers

1.02        The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Extended Meanings

1.03        The words “hereof”, “herein”, “hereunder” and similar expressions used in any clause, paragraph or section of this Agreement shall relate to the whole of this Agreement and not to that clause, paragraph or section only, unless otherwise expressly provided.

Number and Gender

1.04        Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed to mean the plural or feminine or body corporate where the context of this Agreement or the parties hereto so require.

Section References

1.05         Any reference to a particular “article”, “section”, “subsection” or other subdivision is to the particular article, section or other subdivision of this Agreement.

Governing Law

1.06         This Agreement and all matters arising hereunder shall be governed by, construed and enforced in accordance with the laws of the Province of British Columbia.

Severability of Clauses

1.07        In the event that any provision of this Agreement or any part thereof is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Currency

1.08         All sums of money to be paid or calculated pursuant to this Agreement shall be paid or calculated in currency of Canada unless otherwise expressly stated.

Statutes

1.09        Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.

No Contra Proferentum

1.10        The language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties.

Schedules

1.11        The schedules attached hereto are hereby incorporated into this Agreement and form a part hereof. All terms defined in this Agreement shall have the same meaning in such schedules. The schedules to this Agreement are as follows:

Schedule “A” – Vendors, Principal Vendors, CWE Shares, and CWE Warrants
Schedule “B” – Assets – mineral claims of CWE
Schedule “C” – CWE Financial Statements
Schedule “D” — Material Contracts
Schedule “E” – Permitted Encumbrances
Schedule “F” — Actions, Suits, and Proceedings

ARTICLE 2

EXCHANGE OF CWE SHARES AND CWE WARRANTS

Principal Vendors to Exchange CWE Shares and CWE Warrants

2.01        Upon the terms and conditions of this Agreement, the Principal Vendors hereby agree to transfer to Eclips the CWE Shares and CWE Warrants owned by the Principal Vendors, as shown on Schedule “A”, free and clear of all liens, charges and Encumbrances whatsoever.

Eclips to Issue Eclips Shares on Exchange

2.02         Upon the terms and conditions of this Agreement, Eclips agrees to issue Eclips Shares to all Vendors in exchange for the CWE Shares transferred by the Vendors. The number of Eclips Shares to be issued to each Vendor shall be equal to the number of CWE shares transferred by such Vendor, multiplied by the Conversion Ratio. The Eclips Shares will be fully paid and non-assessable common shares in the capital of Eclips, and free and clear of all Encumbrances except as set out in section 2.08.

CWE Warrants

2.03        Effective on the Closing, the CWE Warrants will be exchanged for warrants to purchase additional shares in Eclips on the following terms:

(a)	the number of Eclips shares covered by each warrant will be equal to the number of shares of CWE covered by the corresponding CWE Warrant, multiplied by the Conversion Ratio; and

(b)	the exercise price per share under each warrant will be equal to the exercise price per CWE share under the corresponding CWE Warrant, divided by the Conversion Ratio.

If so required to comply with policies of the Exchange, or to secure any required approvals, the Principal Vendors agree to amend the terms of any CWE Warrants owned by them, or any Eclips warrants issued in exchange therefor. Without limiting the generality of the foregoing, the Principal Vendors shall agree to such changes in the exercise price and term of such CWE Warrants or Eclips warrants as may be necessary to comply with the intent of this section.

Legally Binding Agreement

2.04        This Agreement shall become legally binding upon execution and delivery of this Agreement by Eclips, CWE, and all of the Principal Vendors.

Tax Election

2.05        It is intended that the Vendors will be able to transfer the CWE Shares on a basis that is tax-deferred to the Vendors for purposes of the Income Tax Act and applicable provincial income tax statutes. In order to give effect to this intention, Eclips agrees with CWE and with the Principal Vendors that if so requested by any Vendor, such Vendor and Eclips will elect in prescribed form and manner to have the provisions of section 85(1) of the Income Tax Act, and similar provisions of all corresponding provincial legislation, apply to the transfer of the CWE Shares by such Vendor, and will deliver such elections to the Canada Revenue Agency and each applicable provincial taxation authority within the time prescribed in accordance with the Income Tax Act and all corresponding provincial legislation. The elected amounts for purposes of such election will be determined by the Vendors in a manner consistent with the above-mentioned intention.

Conversion Ratio

2.06        The Conversion Ratio shall be calculated as follows:

Conversion Ratio = No. of Eclips shares outstanding at the time of Closing x 4
CWE shares outstanding.

For purposes of calculating the Conversion Ratio, the number of Eclips shares outstanding shall include any shares of Eclips to be issued pursuant to debt settlements or as a finder’s fee, as described in sections 5.01, 7.01 and 7.04, but shall exclude any shares issued to raising financing to continue the Business of CWE following closing of the Transaction. The CWE shares outstanding will include:

(a)	7,000,000 shares owned by Resource Finance & Investment Ltd;

(b)	2,500,000 shares owned by each of Victor Erickson and Andre Audet;

(c)	600,000 shares issued to (or issuable on the conversion of special warrants issued to) Vendors other than the Principal Vendors;

(d)	350,000 additional shares owned by Resource Finance & Investment Ltd., issued in satisfaction of certain fees owing to Resource Finance & Investment Ltd.; and

(e)	up to 625,000 shares to be issued by CWE as part of a financing to secure funds to proceed with the Transaction.

Acknowledgement by Principal Vendors

2.08        Each Principal Vendor hereby acknowledges that policies of the Exchange may require that some or all of the Eclips Shares be placed in escrow, and that some or all of the Eclips Shares will be subject to resale restrictions under applicable securities laws and Exchange policies. Principal Vendors who hold CWE Warrants further acknowledge and agree that such restrictions may apply to the Eclips warrants they receive in exchange for their CWE Warrants and to any securities of Eclips issued upon the exercise of such Eclips warrants.

ARTICLE 3

DUE DILIGENCE INVESTIGATIONS

Investigation Period

3.01        Eclips and CWE shall each be entitled to conduct a due diligence investigation of the other during the period beginning on the execution of this Agreement by Eclips and CWE, and concluding on March 31, 2006.

Co-operation with Investigation

3.02        During the period described in section 3.01, Eclips and CWE shall co-operate fully in the due diligence investigations being conducted by the other, and shall provide the other with full and unlimited access to any financial, business, and other records and information requested by the party performing the investigation.

Notice of Deficiency and Termination

3.03       Eclips or CWE may, at any time during the period described in section 3.01, give notice to the other party identifying any adverse material circumstance, fact, or change concerning the other party of which it has become aware during the investigation conducted pursuant to section 3.01. Such notice shall state in reasonable detail the nature of the adverse material circumstance, fact, or change, and the source or basis for the party’s information concerning such adverse material circumstance, fact, or change. Following delivery of a notice by either Eclips or CWE pursuant to this section, Eclips and CWE shall engage in good faith discussions, for a period of not less than 3 Business Days, with a view to resolving the concerns of the party giving notice relating to the matters specified in the notice. If the concerns of that party are not resolved, and if that party believes in good faith that that the matters specified in its notice constitute an adverse material circumstance, fact, or change concerning the party to whom notice was given of which the party giving notice was not aware on the date of this Agreement, the party giving notice may within 5 Business Days following delivery of its notice deliver further notice pursuant to this section terminating this Agreement, in which case this Agreement shall be terminated as for failure of a condition precedent in accordance with section 7.02 or section 7.05, as the case may be.

Access to Financial Records

3.04         From and after the execution of this Agreement (including without limitation following the period described in section 3.02), Eclips and CWE shall each provide the other with access to any business and financial records reasonably requested by the other party.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL VENDORS AND CWE

Representations and Warranties

4.01         The Principal Vendors and CWE hereby represent and warrant to Eclips, with the intent that Eclips will rely thereon in entering into this Agreement and in concluding the Transaction as contemplated hereby, that except as disclosed in writing to Eclips prior to the execution and delivery of this Agreement by CWE:

(a)

CWE is duly incorporated and validly exists under the laws of British Columbia, is in good standing with respect to the filing of annual returns under the Business Corporations Act (British Columbia), has the necessary corporate power, authority and capacity to own its property and assets and to carry on the Business as presently conducted and is duly licensed to carry on business in all jurisdictions in which it presently carries on business;

(b)

CWE has all necessary corporate power and capacity to enter into and perform its obligations under this Agreement, the Share Exchange Agreements, and all agreements which it has or will enter into in relation to the Transaction (collectively the “Acquisition Documents”);

(c)

the execution, delivery and performance by CWE of the Acquisition Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CWE;

(d)	upon execution and delivery of Acquisition Documents each will constitute a legal, valid and binding obligation CWE enforceable against it in accordance with its terms;

(e)	CWE is not a “reporting issuer” under the Securities Act (British Columbia) or the equivalent under the applicable corporate or securities laws of any other jurisdiction;

(f)

except for such differences or discrepancies which do not, in the aggregate, materially adversely affect the financial condition of CWE or the Business, the CWE Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with CWE’s prior fiscal periods, are true, correct, and complete in all material respects, and present fairly the financial position of CWE as at the date thereof and fairly state CWE’s income and deficit for the period covered thereby;

(g)

except for such differences or discrepancies which do not, in the aggregate, materially adversely affect the financial condition of CWE or the Business, CWE has no outstanding indebtedness or any liabilities or obligations (whether accrued, contingent or otherwise) other than (i) those reflected or reserved against in the CWE Financial Statements, or (ii) as incurred subsequent to December 31, 2005 in the ordinary and usual course of the Business or in conducting the Transaction as contemplated by this Agreement;

(h)	since the date of the balance sheet included in the CWE Financial Statements there have not been:

(i)	any changes in the condition or operations of the Business, Assets or financial affairs of CWE which are, individually or in the aggregate, materially adverse; or

(ii)

any damage, destruction or loss or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known, and which has or may materially adversely affect the Business, Assets, or future prospects of CWE;

(i)

all material financial transactions of CWE have been accurately recorded in the books and records of CWE and such books and records fairly present the financial position and the corporate affairs of CWE;

(j)	since the date of the CWE Financial Statements, CWE has not, except as do not materially adversely affect the financial condition of CWE or the Business, and except as disclosed in this Agreement:

(i)	transferred, assigned, sold or otherwise disposed of any of the Assets or cancelled any debts or claims except in each case in the ordinary and usual course of the Business or in conducting the Transaction as contemplated by this Agreement;

(ii)

incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary and normal course of the Business or in conducting the Transaction as contemplated by this Agreement;

(iii)

discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent), other than current liabilities or the current portion of long term liabilities disclosed in the CWE Financial Statements or current liabilities incurred since the date thereof in the ordinary and normal course of the Business or in conducting the Transaction as contemplated by this Agreement;

(iv)

declared or made, or committed itself to make, any payment of any dividend or other distribution in respect of any of its shares or purchased or redeemed any of its shares or split, consolidated or reclassified any of its shares;

(v)	suffered any material extraordinary loss or entered into any material commitment or transaction not in the ordinary and usual course of the Business or in conducting the Transaction as contemplated by this Agreement;

(vi)	waived or surrendered any right of substantial value;

(vii)	made any gift of money or of any property or assets to any Person, or made any agreement or promise to do so;

(viii)	amended or changed or taken any action to amend or change its memorandum or articles;

(ix)	mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its Assets or property, whether tangible or intangible; or

(x)	authorized or agreed or otherwise have become committed to do any of the foregoing;

(k)

neither the execution or delivery of this Agreement, or the other agreements and instruments contemplated hereby, nor the completion of the Transaction as contemplated hereby will constitute or result in the breach of or default under any terms, provisions or conditions of, or conflict with, violate or cause any, or give to any person or Governmental Authority any right of, after the giving of a notice or the lapse of time or otherwise, acceleration, termination or cancellation in or with respect to any of the following:

(i)	any constating documents of CWE or any resolution of the directors or shareholders of CWE;

(ii)

any indenture, mortgage, deed of trust, agreement, contract, lease, franchise, certificate, consent, authority, registration or other instrument or commitment to which CWE is a party or is subject, or by which it is bound or from which it derives benefit; or

(iii)	any law, judgment, decree, order, injunction, rule, statute or regulation of any court, arbitrator or Governmental Authority by which CWE is bound or from which it derives benefit;

(l)

there is not any suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or threatened against, or relating to CWE, the Assets, or the Business which might materially and adversely affect the Assets, properties, Business, future prospects or financial condition of CWE; and there is not presently outstanding against CWE any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator save and except as disclosed in Schedule “F” to this Agreement;

(m)

CWE has made all of the payments due and owing under the agreements relating to or giving rise to the Permitted Encumbrances up to and including the date of this Agreement in accordance with the terms and conditions of the agreements relating to or giving rise to the Permitted Encumbrances, and have not committed any default under the terms and conditions of the Permitted Encumbrances;

(n)	all books and records of CWE relating to the Business accurately reflect all material transactions with respect to the operation of the Business;

(o)	CWE:

(i)	has duly filed in a timely manner all federal and provincial tax returns and election forms and the tax returns of any other jurisdiction required to be filed and all such returns and forms have been completed accurately and correctly in all respects;

(ii)	has filed in a timely manner all workers’ compensation returns and other reports and information required to be filed with all applicable Government Authorities; and

(iii)

has paid all taxes (including all federal, provincial, and local taxes, assessments or other imposts in respect of its income, business, assets or property) and all interest and penalties thereon for all previous years and all required instalment payments due for the current fiscal year have been paid; and there is no agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return, or payment of any tax, governmental charge or deficiency by CWE nor is there any action, suit, proceeding, investigation or claim now threatened or pending against CWE in respect of, or discussion underway with any Governmental Authority relating to, any such tax or governmental charge or deficiency;

(p)

except as (i) reflected or reserved against in the CWE Financial Statements, or (ii) incurred subsequent to the date of the CWE Financial Statements in the ordinary and usual course of the Business or in conducting the Transaction as contemplated by this Agreement, CWE is not indebted to any of the Principal Vendors or any affiliate, director, officer, or employee of CWE, and no Principal Vendor or affiliate, director, officer, or employee of CWE is indebted to CWE;

(q)

the financial statements and schedules attached to the corporate income tax returns as filed by CWE for each of its taxation years reflect and disclose all transactions to which CWE was party as required by the Income Tax Act or other applicable revenue laws and all of the transactions to which CWE was or is a party are reflected or disclosed in such financial statements and schedules and the corporate income tax returns and schedules have been duly and accurately completed and filed in accordance with such laws;

(r)	CWE does not have, or will not have on Closing, any subsidiaries;

(s)	the authorized capital of CWE consists of an unlimited number of common shares without par value;

(t)

neither CWE nor the Principal Vendors are under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any federal, provincial, municipal or local government or governmental agency, board, commission or authority are required to be obtained by them:

(i)	in connection with the execution, delivery or performance of this Agreement or the completion of any of the transactions contemplated herein;

(ii)	to avoid the loss of any permit, licence, certification or other authorization relating to the Business; or

(iii)	to permit the Business to be carried on in the same manner as presently conducted following the closing of the transactions contemplated hereunder;

(u)

the CWE Shares owned by the Vendors as disclosed on Schedule “A” constitute, or will constitute on Closing, 100% of the issued and outstanding share capital of CWE, and except for the CWE Shares owned by the Vendors and the CWE Warrants, there is not, or there will not be on Closing, any agreement or option, present or future, contingent, absolute or capable of becoming an agreement or option or which with the passage of time or the occurrence of any event could become an agreement or option:

(i)	to require CWE to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of CWE;

(ii)	for the issue or allotment of any of the authorized but unissued shares in the capital of CWE;

(iii)	to require CWE to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of CWE; or

(iv)	to acquire any of the CWE Shares;

(v)

all contracts material to the Business, other than contracts made in the ordinary course of business, are disclosed in Schedule “D”; and except as disclosed in Schedule “D”, there has not been any default in any term, condition, provision or obligation to be performed under any of the Material Contracts, each of which is in good standing and in full force and effect, unamended;

(w)

except for rights of secured creditors under the Permitted Encumbrances, no person has any written or oral agreement or option, or any right or privilege capable of becoming such, for the purchase of any of the Assets;

(x)

save and except pursuant to applicable labour legislation and any management contract set out in Schedule “D”, there is no employment or management contract, commitment or arrangement, whether written, oral or implied, relating to CWE which:

(i)	contains any specific agreement as to notice of termination or severance pay in lieu thereof; or
(ii)

cannot be terminated without cause upon giving such reasonable notice as may be required by law without the payment of, or any indebtedness in respect of, any bonus, damages, share of profits, or penalty;

(y)	as at the date of this Agreement, CWE has three directors as follows:

Michael Brickell Victor Erickson Philip Garratt

(z)

each Principal Vendor has the full power, authority, right and capacity to enter into this Agreement and to sell, assign, and transfer the CWE Shares of such Principal Vendor to Eclips, to carry out the Transaction as contemplated hereby, and to duly observe and perform all of its covenants and obligations under this Agreement;

(aa)

each Principal Vendor is the owner of and has good and marketable title to all of the CWE Shares to be transferred by such Principal Vendor pursuant to this Agreement as disclosed in Schedule “A”, free and clear of free and clear of all liens, charges and Encumbrances whatsoever, which CWE Shares are validly issued, fully paid and non-assessable shares in the capital of CWE;

(bb)

there is not any suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or threatened against, or relating to CWE Shares of any Principal Vendor, and there is not presently outstanding against any Principal Vendor relating to any CWE Shares any judgement, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator save and except as disclosed in Schedule “F” to this Agreement;

(cc)	no Principal Vendor other than Resource Finance & Investment Ltd. is a non-resident of Canada within the Income Tax Act (Canada); and

(dd)

this Agreement constitutes a valid, binding and enforceable obligation of each Principal Vendor who executes this Agreement. On Closing, no Principal Vendor will be a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by such Principal Vendor of this Agreement or the performance by the Principal Vendor of any of the terms hereof.

Representations and Warranties in Closing Documents

4.02        All statements contained in any certificate or other instrument delivered by or on behalf of any Principal Vendor or CWE pursuant hereto or in connection with the Transaction shall be deemed to be representations and warranties by Principal Vendors and CWE in accordance with section 4.01.

Survival

4.03        The representations and warranties contained in section 4.01 shall survive the completion of the Transaction as contemplated by this Agreement and shall continue in full force and effect for the benefit of Eclips for a period of one year thereafter, notwithstanding any independent enquiry or investigation by Eclips. Any claim based on breach of such representation or warranty must be commenced within the one year limitation period set out in this section.

Remedies

4.04        Apart from its right of termination as provided under Article 7, the only remedy to which Eclips shall be entitled in the event of a breach of any representation or warranty contained in section 4.01 shall be an equitable reduction in the number of Eclips Shares issued to the Vendors. In the event of such a breach, and if the parties are unable to agree on the amount of such equitable reduction, the amount of such reduction shall be determined by arbitration in accordance with section 9.09. If such reduction must be implemented following Closing, the Vendors will surrender sufficient Eclips Shares to implement such reduction.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ECLIPS

Representations and Warranties of Eclips

5.01         Eclips hereby represents and warrants to the Principal Vendors and CWE (on its own behalf and on behalf of all other Vendors), with the intent that the Vendors and CWE shall rely thereon in entering into this Agreement and in concluding the Transaction, that except as disclosed in writing to CWE prior to the execution and delivery of this Agreement by Eclips:

(a)

Eclips is duly incorporated and validly exists under the laws of Ontario, is in good standing with respect to the filing of annual returns under the Business Corporations Act (Ontario), has the necessary corporate power, authority and capacity to own its property and assets and to carry on the Business as presently conducted and is duly licensed to carry on business in all jurisdictions in which it presently carries on business;

(b)

Eclips has full power, authority, right, and capacity to enter into this Agreement and to carry out the Transaction as contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth;

(c)

this Agreement has been duly and validly executed and delivered by Eclips and constitutes a legal, valid, and binding obligation of Eclips, enforceable against Eclips in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors;

(d)

neither the execution or delivery of this Agreement, or the other agreements and instruments contemplated hereby, nor the completion of the Transaction as contemplated hereby will constitute or result in the breach of or default under any terms, provisions or conditions of, or conflict with, violate or cause any, or give to any person or Governmental Authority any right of, after the giving of a notice or the lapse of time or otherwise, acceleration, termination or cancellation in or with respect to any of the following:

(i)	any constating documents, charter documents or by-laws of Eclips or any resolution of the directors or shareholders of Eclips;

(ii)

any indenture, mortgage, deed of trust, agreement, contract, lease, franchise, certificate, consent, authority, registration or other instrument or commitment to which Eclips is a party or is subject, or by which it is bound or from which it derives benefit; or

(iii)	any law, judgment, decree, order, injunction, rule, statute or regulation of any court, arbitrator or Governmental Authority by which Eclips is bound or from which it derives benefit;

(e)

except for such differences or discrepancies which do not, in the aggregate, materially adversely affect the financial condition of Eclips, the Eclips Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with Eclips’ prior fiscal periods, and present fairly the financial position of Eclips as at the date thereof and fairly state Eclips’ income and deficit for the period covered thereby (provided, however, that the unaudited Eclips Financial Statements may be subject to normal year end audit adjustments, and may not include note disclosure which is as extensive as is normally included in annual audited financial statements);

(f)

except for such differences or discrepancies which do not, in the aggregate, materially adversely affect the financial condition of Eclips, Eclips does not have any outstanding indebtedness or any liabilities or obligations (whether accrued, contingent or otherwise) other than (i) those reflected or reserved against in the Eclips Financial Statements, or (ii) as incurred subsequent to November 30, 2005 in routine corporate maintenance or in conducting the Transaction as contemplated by this Agreement;

(g)	since the date of the most recent Eclips Financial Statements Eclips has not:

(i)	incurred any liability (whether absolute, contingent, or otherwise), obligation, transaction, expenditure, or debt other than routine corporate maintenance or expenses incurred in conducting the Transaction as contemplated by this Agreement;

(ii)

suffered any damage, destruction or loss or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known, and which has or may materially and adversely affect the financial condition or assets of Eclips;

(iii)	authorized or agreed or otherwise have become committed to do any of the foregoing; or

(iv)	carried on active business except as relates to the Agent Shopper software license;

(h)

all material financial transactions of Eclips have been accurately recorded in the books and records of Eclips, and such books and records fairly present the financial position and the corporate affairs of Eclips;

(i)

there is not any suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or threatened against, or relating to Eclips or affecting its assets (including without limitation any investigations, inquiries, or reviews by the Exchange) which might materially and adversely affect the assets or financial condition of Eclips or the listing of the common shares of Eclips on the Exchange; and there is not presently outstanding against Eclips any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator;

(j)	Eclips is not indebted to any affiliate, director, officer, or employee of Eclips, and no affiliate, director, officer, or employee of Eclips is indebted to Eclips except for the following amounts:

David Childs: $42,301.22 David McConomy $122,953.70 Leo Girard $77,600.00 David McLoughlin $16,050.00;

(k)	the authorized capital of Eclips consists of an unlimited number of common shares and an unlimited number of first and second preference shares;

(l)	the issued and outstanding securities of Eclips as at the date of this Agreement consist of:

(i)

22,794,385 common shares without par value (which do not include 133,000 common shares, to be issued pursuant to a debt settlement, as disclosed in Note 6(a)(ii) to the May 31, 2005 audited financial statements of Eclips);

(ii)	10,385,000 share purchase warrants as follows:

No. of Shares	Expiry Date	Price
6,500,000	Feb. 27, 2006	$0.20
1,620,000	Feb. 27, 2006	$0.10
2,265,000	Apr. 23, 2006	$0.20
10,385,000

(iii)	stock options entitling the holders thereof to purchase 500,000 common shares at a price of $0.10 per share;

and the shares identified in (i) are validly issued, fully paid, and non-assessable;

(m)

except as set out above, there are no shares of Eclips issued or outstanding, and there is not, or there will not be on Closing, any agreement or option, present or future, contingent, absolute or capable of becoming an agreement or option or which with the passage of time or the occurrence of any event could become an agreement or option:

(i)	to require Eclips to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of Eclips (provided that this paragraph does not apply to up to 5,000,000 (on a pre-consolidation basis) common shares of Eclips to be issued to settle indebtedness of Eclips, as referred to in subsections 7.01(j) and 7.04(j), or to a finder’s fee in respect of the Transaction of up to 2,400,000 (on a pre-consolidation basis) common shares of Eclips;

(ii)	for the issue or allotment of any of the authorized but unissued shares in the capital of Eclips (except for 133,000 common shares held for issuance, as noted in the Eclips Financial Statements); or

(iii)	to require Eclips to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of Eclips;

(n)

save and except pursuant to applicable labour legislation and any management contract set out in Schedule “D”, there is no employment or management contract, commitment or arrangement, whether written, oral or implied, relating to Eclips which:

(i)	contains any specific agreement as to notice of termination or severance pay in lieu thereof; or

(ii)

cannot be terminated without cause upon giving such reasonable notice as may be required by law without the payment of, or any indebtedness in respect of, any bonus, damages, share of profits or penalty;

(o)	as at the date of this Agreement, Eclips has 5 directors and the names and positions of all of the directors of Eclips are as follows:

David J McConomy	-	Chairman
David W Childs	-	President
David McLoughlin	-	Secretary
Leo Girard
Cyril Ing

(p)

the common shares of Eclips are listed and posted for trading on the Exchange as a Tier 2 issuer, and Eclips is a reporting issuer in the Provinces of Ontario, British Columbia, and Alberta, and has completed all regulatory filings required by the Securities Act (British Columbia), the Securities Act (Ontario), and the Securities Act (Alberta), and the Exchange, which filings, except for such differences or discrepancies which do not, in the aggregate, materially adversely affect the financial condition or regulatory status of Eclips:

(i)	comply in all material respects with any applicable laws, regulations, and Exchange policies; and

(ii)	do not contain any material misrepresentation or omit to state anything which would be required to make any such filings not misleading; and

(q)

Eclips has no subsidiaries other than Wisper Networks Inc., WintraCom Corp, and 2035148 Ontario Inc., none of which carry on business operations, and none of which have any liabilities, commitments, or obligations which are in any way material to the assets or financial condition of Eclips.

Representations and Warranties in Closing Documents

5.02         All statements contained in any certificate or other instrument delivered by or on behalf of Eclips pursuant hereto or in connection with the Transaction shall be deemed to be representations and warranties by Eclips in accordance with section 5.01.

Survival

5.03         The representations and warranties contained in section 5.01 shall survive the completion of the Transaction as contemplated by this Agreement and shall continue in full force and effect for the benefit of the Vendors and CWE for a period of one year thereafter, notwithstanding any independent enquiry or investigation by the Vendors or CWE. Any claim based on breach of such representation or warranty must be commenced within the one year limitation period set out in this section.

Remedies

5.04         Apart from its right of termination as provided under Article 7, the only remedy to which CWE and the Vendors shall be entitled in the event of a breach of any representation or warranty contained in section 5.01 shall be an equitable increase in the number of Eclips Shares issued to the Vendors. In the event of such a breach, and if the parties are unable to agree on the amount of such equitable increase, the amount of such increase shall be determined by arbitration in accordance with section 9.09. Additional Eclips Shares will be issued to the Vendors to implement such increase forthwith following determination of the amount of the increase, whether by agreement or by arbitration.

ARTICLE 6

COVENANTS OF THE VENDORS, CWE, AND ECLIPS

Operation of the Business

6.01         The Principal Vendors and CWE covenant and agree with Eclips that from and after the date of execution of this Agreement to the Completion Date, CWE will:

(a)	not sell or dispose of any of the Assets (except for transactions which are not material to the Business);

(b)	not incur any expenditures or indebtedness other than in the ordinary course of the Business or in the conduct of the Transaction as contemplated by this Agreement;

(c)	conduct the Business diligently and only in the ordinary course, keep the Assets in their present state and endeavour to preserve the organization and goodwill of the Business intact; an

(d)

not issue any shares or any securities convertible into shares (except as may be contemplated in this Agreement, or as may be required on the exercise of existing warrants or stock options) without the consent of Eclips, which consent will not be unreasonably withheld, provided that Eclips may require, as a condition of granting consent, that the formula for calculating the Conversion Ratio be amended to make an equitable adjustment as a result of any new issuance of CWE shares.

With respect to item (d), the parties agree and acknowledge that concurrently with the making of this Agreement, CWE is raising up to $1250,000 in equity financing required to proceed with the Transaction by issuing up to 625,000 units (with each unit consisting of one share and one share purchase warrant).

Proceedings of Eclips

6.02         Eclips covenants and agrees with the Principal Vendors and CWE that from and after the date of execution of this Agreement to the Completion Date, Eclips will:

(a)	not incur any transactions or expenditures other than routine corporate maintenance or in the conduct of the Transaction as contemplated by this Agreement;

(b)

not issue any shares or any securities convertible into shares (except as may be contemplated in this Agreement, or as may be required on the exercise of existing warrants or stock options) without the consent of CWE, which consent will not be unreasonably withheld, provided that CWE may require, as a condition of granting consent, that the formula for calculating the Conversion Ratio be amended to make an equitable adjustment as a result of any new issuance of Eclips shares;

(c)

diligently make any and all filings required by the Securities Act (Ontario), the Securities Act (British Columbia), the Securities Act (Alberta), and the Exchange in compliance with any applicable laws, regulations, and Exchange policies; and

(d)	maintain its listing on the Exchange in good standing.

Regulatory and Shareholder Approvals

6.03         Both Eclips and CWE will use their commercially reasonable best efforts to obtain, and to assist each other in obtaining, approval of the Exchange any other Governmental Authority whose approval is required for the Transaction, and any approval required from the shareholders of Eclips or CWE. Eclips and CWE will also co-operate in the preparation of any information circular, filing statement, or other filing document which may be required to obtain Exchange approval or shareholder approval.

Shareholder Meeting and Election of Directors

6.04         As soon as practicable following the execution of this Agreement, Eclips will convene a shareholders’ meeting to secure approval of the Transaction. At such shareholders’ meeting, management of Eclips will put forward and support resolutions, among others, which:

(a)	approve the Transaction;

(b)	elect a total of six directors, including three nominated by management of CWE and three nominated by management of Eclips; and

(c)

approve a consolidation of shares at a ratio to be agreed upon between Eclips and CWE, but not to exceed ten to one, provided that such resolution may authorize the directors of Eclips to abandon such consolidation without further authorization from the Eclips shareholders.

If this Agreement is terminated without the Transaction being completed, CWE will cause all of its nominee directors to resign as directors of Eclips.

Remedies

6.05         The only remedy of parties for breach of a provision of this Article will be to exercise their respective rights of termination under Article 7.

Payment of Expenses

6.06         The expenses incurred in obtaining shareholder and regulatory approval for the Transaction, including all legal and accounting costs relating thereto, shall be financed by CWE, through loans to Eclips. Eclips shall provide such document as CWE reasonably requests to confirm the particulars of use of any funds advanced.

ARTICLE 7

CONDITIONS PRECEDENT TO COMPLETION

Conditions Precedent — Eclips

7.01         The obligations of Eclips to carry out the terms and conditions of this Agreement and to complete the Transaction as contemplated hereby are subject to and conditional upon the fulfilment, on or before the date or dates hereinafter specified, of the following conditions:

(a)

the representations and warranties of the Principal Vendors and CWE set out in Article 4 shall be true and correct at and as of the Completion Date as if such representations and warranties were made at and as of the Completion Date;

(b)

the Principal Vendors and CWE shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Principal Vendor and CWE on or before the date or dates specified for the performance thereof or compliance therewith;

(c)

on or before the Completion Date, all of the documents and other items to be delivered to Eclips on Closing pursuant to Article 8 and all of the documents to be delivered to Eclips pursuant to the Share Exchange Agreements shall have been delivered;

(d)

between the date of execution of this Agreement and the Completion Date, no change, event or circumstance shall have occurred which materially adversely affects CWE, or the prospects, operation or condition of the Business;

(f)	if required by the Exchange, a member firm of the Exchange shall have agreed on or before the Completion Date to act as sponsor in connection with the Transaction;

(g)

on or before the Completion Date, such Vendors as may be required to do so by the Exchange shall have entered into an escrow agreement for the Eclips Shares in compliance with the policies of the Exchange;

(h)

on or before April 30, 2006, the Transaction will be completed, with Eclips having received any and all required approvals from the shareholders of Eclips, the Exchange, and any other Governmental Authorities whose approval is required for the Transaction (including completing any financing required as a condition of Exchange approval);

(i)	execution of Share Exchange Agreements by Vendors owning (together with the Principal Vendors) more than 90% of the issued and outstanding shares of CWE;

(j)	Eclips shall have entered into debt settlement agreements, providing for the settlement of certain indebtedness of Eclips on the following terms:

(i)	not more than 5,000,000 shares of Eclips (on a pre-consolidation basis) shall be issued to settle certain indebtedness of Eclips; and

(ii)	the remaining accounts payable of Eclips will not be more than $60,000, and not more than $25,000 of such accounts will be payable in less than 18 months following closing of the Transaction;

(k)	Victor Erickson and Andre Audet shall have entered into:

(i)

escrow agreements, in form satisfactory to Eclips acting reasonably, providing for the cancellation of up to 1,000,000 CWE (or the Eclips Shares to be issued in exchange therefor) shares each in accordance with the existing agreements between Victor Erickson, Andre Audet, and Resource Finance and Investment Ltd.; and

(ii)

agreements, in form satisfactory to Eclips acting reasonably, to defer payment of $100,000 in management fees owing to Victor Erickson and Andre Audet until 18 months following closing of the Transaction;

(l)

Resource Finance and Investment Ltd. shall have entered into an agreement, in form satisfactory to Eclips acting reasonably, to accept 350,000 CWE shares in satisfaction of all management and consulting fees owed by CWE to Resource Finance and Investment Ltd.; and

(m)

concurrently with closing the Transaction (with funds held in escrow pending closing of the Transaction), Eclips shall complete a financing, on terms satisfactory to CWE and the Principal Vendors acting reasonably, providing it with sufficient funds to meet minimum listing requirements of the Exchange.

7.02         The conditions described in section 7.01 are conditions only to Eclips being required to complete the Transaction as contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement. If each such condition has not been satisfied or waived on or before the date specified for the satisfaction thereof, Eclips may, in its sole discretion, elect to terminate this Agreement.

7.03         All of the conditions precedent set out in section 7.01 are for the sole and exclusive benefit of Eclips and may be waived, in whole or in part, by notice in writing to CWE. Subject to section 9.02, all such conditions precedent shall merge in the closing documents on Closing.

Conditions Precedent – Principal Vendors and CWE

7.04         The obligations of the Principal Vendors and CWE to carry out the terms of this Agreement are subject to and conditional upon the fulfilment, on or before the date or dates hereinafter specified, of the following conditions:

(a)

the representations and warranties of Eclips set out in Article 5 shall be true and correct at and as of the Completion Date as if such representations and warranties were made at and as of the Completion Date;

(b)

Eclips shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Eclips on or before the date or dates specified for the performance thereof or compliance therewith;

(c)

on or before the Completion Date, all of the documents and other items to be delivered to the Principal Vendors and CWE on Closing pursuant to Article 8 and all documents to be delivered to the Vendors and CWE pursuant to the Share Exchange Agreements shall have been delivered to the Vendors and CWE, respectively;

(d)	between the date of execution of this Agreement and the Completion Date, no change, event or circumstance shall have occurred which materially adversely affects Eclips;

(e)	Eclips shall have maintained its listing on the Exchange in good standing up to the Completion Date;

(f)

on or before April 30, 2006, shareholders of Eclips shall have passed resolutions (i) giving such approval to the Transaction as may be required by the Exchange; and (ii) electing a board of directions as provided in section 6.04, and at least one of the directors nominated by Eclips shall have resigned at or before Closing, so that nominees of CWE form a majority of the board of Eclips;

(g)	if required by the Exchange, a member firm of the Exchange shall have agreed on or before the Completion Date to act as sponsor in connection with the Transaction;

(h)	on or before the Completion Date, such Vendors as may be required to do so by the Exchange shall enter into an escrow agreement for the Eclips Shares in compliance with the policies of the Exchange;

(i)

on or before April 30, 2006, the Transaction will be completed, with the parties having received approval from the Exchange and any other Governmental Authorities whose approval is required for the Transaction (including completing any financing required as a condition of Exchange approval);

(j)	Eclips shall have entered into debt settlement agreements, providing for the settlement of certain indebtedness of Eclips on the following terms:

(i)	not more than 5,000,000 shares of Eclips (on a pre-consolidation basis) will be issued to settle certain indebtedness of Eclips; and

(ii)	the remaining accounts payable of Eclips will not be more than $60,000, and not more than $25,000 of such accounts payable will be payable in less than 18 months following closing of the Transaction;

(k)	execution of Share Exchange Agreements by Vendors owning (together with the Principal Vendors) more than 90% of the issued and outstanding shares of CWE;

(l)

concurrently with closing the Transaction (with funds held in trust pending closing of the Transaction), Eclips shall complete a financing, on terms satisfactory to CWE and the Principal Vendors acting reasonably, providing it with sufficient funds to meet minimum listing requirements of the Exchange; and

(m)	on or before the Completion Date, Eclips will complete a consolidation of its shares at the ratio agreed between CWE and Eclips.

With respect to subsection (l), above, the parties acknowledge that as at the date of this Agreement, no commitment letter or agency agreement has been entered into with respect to the proposed financing, and that accordingly, the terms of the financing have not been finalized. The parties further acknowledge that it is their intention that the financing will be in an amount of at least $1,200,000, at a price of approximately $0.50 per share (based on and following an eight to one share consolidation). The parties will keep each other fully informed of the status of the proposed financing, and the progress being made towards completing it. In addition to the conditions precedent set out above, the obligations of CWE and the Principal Vendors are also subject to the condition that CWE and the Principal Vendors receive, on or before February 28, 2006, evidence satisfactory to CWE and the Principal Vendors acting reasonably that sufficient progress is being made towards completing the financing, and that the required financing will be completed by April 30, 2006. If this condition is not fulfilled by February 28, 2006 or waived under section 7.06, CWE and the Principal Vendors may terminate this Agreement pursuant to section 7.05 at any time up to March 21, 2006.

7.05         The conditions described in section 7.04 are conditions only to the Principal Vendors and CWE being required to complete the Transaction as contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement. If each such condition has not been satisfied on or before the date specified for the satisfaction thereof, this Agreement will be terminated if Vendors holding more than 30% of the CWE Shares, acting in their sole discretion, give notice to Eclips terminating this Agreement.

7.06         All of the conditions precedent set out in section 7.04 are for the sole and exclusive benefit of the Principal Vendors and CWE and may be waived, in whole or in part, by notice in writing to Eclips, such waiver to occur, binding on all Principal Vendors and CWE, in the event that Principal Vendors holding 70% or more of the CWE Shares give notice of such waiver to Eclips. Subject to section 9.02, all such conditions precedent shall merge in the closing documents on Closing.

Efforts to Satisfy Conditions

7.07         The parties will each use reasonable commercial efforts to cause all conditions precedent set out in this Article to be fulfilled within the required time limits.

ARTICLE 8

CLOSING

Time and Place of Closing

8.01    The closing of the purchase and sale of the CWE Shares of the Principal Vendors and the other transactions contemplated by this Agreement shall be completed at the registered office of CWE (or at such other location as CWE and Eclips may agree) as soon as practicable following receipt of approval for the Transaction (i) from the Exchange (including satisfaction of any conditions imposed by the Exchange), and (ii) from the shareholders of Eclips, to the extent (if any) required by the Exchange. Following receipt of required approvals as aforesaid, the parties shall use their best efforts to agree on, and carry out, an expeditious Closing. If the parties do not agree on a different time for closing, and provided that all other required consents or approvals from Governmental Authorities have been received, the closing shall take place at three o’clock p.m. (local time in Vancouver, British Columbia) on the second Business Day foll      owing receipt of the approvals specified in (i) and (ii) aforesaid.

Closing Documents

8.02         At the Closing, the Principal Vendors and CWE shall deliver or cause to be delivered to Eclips, as required, the following:

(a)	certificates from each of the Vendors for such Vendor’s CWE Shares duly endorsed for transfer to Eclips and certificates representing the CWE Warrants for cancellation;

(b)

a certificate from Resources Finance & Investment Ltd. under s. 116 of the Income Tax Act (Canada) with respect to the CWE Shares being transferred by such party with a certificate limit equal to the estimated fair market value of the Eclips Shares to be issued in exchange therefor;

(c)

certified copies of resolutions of the directors of the CWE duly passed, with a certification that it has not been rescinded and continues to be in effect, which authorizes the execution and delivery of this Agreement and the completion of the transactions contemplated hereby including, without limitation, the transfer of the CWE Shares to Eclips;

(d)

to the extent requested reasonably in advance by Eclips, certified copies of resolutions of the directors of any corporate Vendor, with a certification that it has not been rescinded and continues to be in effect, which authorizes the execution and delivery of this Agreement and the completion of the transactions contemplated hereby including, without limitation, the transfer of the CWE Shares of such Vendor to Eclips;

(e)

a certificate of a director of CWE, in his capacity as a director of CWE, dated as of the Completion Date to the effect that the representations and warranties of CWE contained in this Agreement are true and correct and that the covenants and agreements of CWE to be observed and performed on or before the Completion Date pursuant to this Agreement have been duly observed and performed, and that to the best of his knowledge, the representations and warranties of each Vendor contained in this Agreement are true and correct and that the covenants and agreements of such Vendor to be observed and performed on or before the Completion Date pursuant to this Agreement have been duly observed and performed and that all conditions precedent to Eclips’ obligations to carry out the terms and conditions of this Agreement, as set out in section 7.01, have been satisfied or waived;

(f)

an opinion of the solicitors for CWE, in form and substance satisfactory to Eclips acting reasonably, confirming the corporate existence, authority, capacity and power of CWE, the authorised and issued share capital of CWE, and such other matters as Eclips may request, acting reasonably; and

(g)

copies of such other documentation or other evidence Eclips may reasonably request in order to establish the consummation of the Transaction and the taking of all corporate proceedings in connection with the Transaction in accordance with this Agreement, in form satisfactory to Eclips, acting reasonably.

8.03         At the Closing, Eclips shall deliver or cause to be delivered to CWE as agent for the Vendors and to CWE on its own behalf, the following:

(a)	share certificates in the name of the Vendors for the Eclips Shares determined in accordance with Article 2 and Schedule “A”, and any changes to Schedule “A” of which Eclips has been given notice;

(b)

an opinion of the solicitors for Eclips, in form and substance satisfactory to CWE acting reasonably, confirming the corporate existence, authority, capacity and power of Eclips, the authorised and issued share capital of Eclips, and such other matters as CWE may request, acting reasonably;

(c)

agreements between Eclips and all of its present directors and officers, in form satisfactory to CWE acting reasonably, containing mutual releases in respect of any and all liabilities and obligations except those owed to the directors and officers of Eclips in their capacities as shareholders of Eclips;

(d)

a certified copy of a resolution of the directors of Eclips duly passed, with a certification that it has not been rescinded and continues to be in effect, which authorizes the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

(e)	warrant certificates for the Eclips warrants to replace the CWE Warrants;

(f)

copies of such other documentation or other evidence as CWE may reasonably request in order to establish the consummation of the Transaction and the taking of all corporate proceedings in connection with the Transaction in accordance with this Agreement, in form satisfactory to CWE, acting reasonably; and

(g)

a certificate from two directors of Eclips, in their capacities as directors of Eclips, dated as of the Completion Date to the effect that the representations and warranties of Eclips contained in this Agreement are true and correct and that the covenants and agreements of Eclips to be observed and performed on or before the Completion Date pursuant to this Agreement have been duly observed and performed and that all conditions precedent to the obligations of CWE and the Principal Vendors to carry out the terms and conditions of this Agreement, as set out in section 7.04, have been satisfied or waived; together with a personal warranty from such directors that to the best of their knowledge no suit, action, or other litigious proceeding litigation is pending or has been threatened against Eclips, and Eclips has no liabilities (whether accrued, contingent or otherwise) other than as set out in section 5.01(f).

ARTICLE 9

GENERAL PROVISIONS

Notices

9.01         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, telecopied (by a telecopy machine which provides written confirmation of transmission) addressed as follows:

To the Principal Vendors:
Victor Erickson
3741 West 36th Avenue
Vancouver, B.C. V6N 2S3
Telecopier No.: (604) 684-7300 (phone contact required first)
And:
Andre Audet
2580 Crystal Drive
Courtenay, B.C. V9N 5M8
Telecopier No.: (250) 338-8809 (phone contact required first)
And:
Resource Finance & Investment Ltd.
C/o EuroHelvetia Trustco Ltd. S.A
P.O. Box 691
1215 Geneva 15, Switzerland
Tel (41) 22 7990800
Telecopier No.: (41) 22 7990801

To CWE:
Cadillac West Explorations Inc.
3741 West 36th Avenue
Vancouver, B.C. V6N 2S3
Attention: Victor Erickson
Telecopier No.: (604) 684-7300 (phone contact required first)
To Eclips:
Eclips Inc.
75 First Street, Suite 260
Orangeville, ON L9W 5B6
Attention: David W. Childs, President
Telecopier No.: 519-855-6154

or to such other address as may be given in writing by the parties and shall be deemed to have been received, if delivered by hand, on the date of delivery, if telecopied to the telecopier numbers set out above, on the business day next following the date of transmission and if mailed as aforesaid to the addresses set out above then on the fifth business day following the posting thereof provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effective if actually delivered or telecopied to the telecopier numbers set out above.

Non-Merger

9.02         Notwithstanding the completion of the transactions contemplated by this Agreement, the waiver of any condition contained herein (unless such waiver expressly releases a party of any such representation, warranty, covenant or agreement) or any investigation made by any of the parties, the representations, warranties, covenants and agreements of the parties set forth in this Agreement shall survive the Completion Date and will remain in full force and effect.

Time of Essence

9.03         Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.

Binding Effect

9.04         This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

Entire Agreement

9.05         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.

Further Assurances

9.06         Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary or desirable to implement and carry out the intent of this Agreement.

Assignment

9.07         None of the parties may assign or transfer their respective rights under this Agreement.

Amendments

9.08         No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by all of the parties hereto.

Arbitration

9.09         Any dispute arising under this Agreement, including without limitation any claim by Eclips for indemnity under section 6.03, shall be submitted to arbitration before a single arbitrator pursuant to the Commercial Arbitration Act (British Columbia).

Confidentiality

9.10    Except as required by law, each of the parties hereto shall maintain the confidentiality of the existence and terms of the transaction proposed by this Agreement, and any information received from each other in connection with the transactions contemplated by this Agreement. In the event that the Transaction contemplated by this Agreement is not consummated, each shall return to the other any confidential schedules, documents or other written information obtained from the other in connection with this Agreement. Each of the parties hereto agrees that except as required by law it shall not, directly or indirectly, use for its own purposes any information or confidential data relating to the other discovered or acquired as a result of the other making available any information, books, accounts, records or other data and information and further agrees that it will not disclose, divulge or communicate orally, in writing or otherwise, any       such information or confidential data so discovered or acquired to any other person, firm or corporation, except to their respective professional advisors in connection with the transactions contemplated by this Agreement under the same terms of confidentiality contained in this Section 9.10.

The parties will co-operate in the making and dissemination of any public announcement relating to the subject matter of this Agreement.

Counterpart Execution

9.11         This Agreement may be executed in counterpart or by facsimile and such counterpart and facsimile documents shall be read and taken together as a single document and shall form a binding contract between the parties hereto.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

ECLIPS INC.

      Per:

_________________

Authorized Signatory

CADILLAC WEST EXPLORATIONS INC.

      Per:

_________________

Authorized Signatory

RESOURCE FINANCE & INVESTMENT LTD.

      Per:

_________________

Authorized Signatory

_________________

Victor Erickson

_________________

Andre Audet

SCHEDULE “A”

Vendors, Principal Vendors, CWE Shares, and CWE Warrants

1. Outstanding Shares of CWE

Vendors	No. of Shares(1)
Principal Vendors
Resource Finance & Investment Ltd.	7,350,000
Victor Erickson	2,500,000
Andre Audet	2,500,000
Other Vendors (2)
Michael J. Audet	22,500
Joanne E. Parker	25,000
Donna May Sorenson	100,000
Reta M. Reynolds	25,000
Tuko Holdings Ltd.	25,000
Winkie Investments Ltd.	50,000
Dolores Lewis	38,000
Ronald Lewis	37,000
John H. Bowles	25,000
Roger G. Nickel	50,000
Gary A. Cohoon	25,000
Carole Lazar and Daniel Lazar Jointly	50,000
Ronald B. Stokes	25,000
Dennis Kornaga	37,500
Ed Audet	25,000
Maurice Audet	15,000
Robert Audet	25,000

(1)     Includes 350,000 shares to be issued in satisfaction of all management and consulting fees owed to Resource Financing & Investment Ltd.
(2)     Includes shares to be issued on the exercise of special warrants.

2. Outstanding Warrants of CWE

Resource Finance and Investment Inc. holds warrants to purchase 1,400,000 common shares of CWE at a price of $0.25 per share, at any time up to November 30, 2008.

3. Additional Financing

The information above does not include approximately 625,000 units being issued by CWE to raise financing to proceed with the Transaction. Each unit will consist of one share and one share purchase warrant. Each warrant will entitle the holder to purchase one additional share. CWE will provide details on the securities issued and the identities of the purchasers when available.

SCHEDULE “B”

Assets – Mineral Claims of CWE

SCHEDULE “C”

CWE Financial Statements

CADILLAC WEST EXPLORATIONS INC.

(An Exploration Stage Company)

Vancouver, BC

FINANCIAL STATEMENTS

for the periods ended

DECEMBER 31, 2005

and

DECEMBER 31, 2004

AUDITORS’ REPORT

To the Shareholders of Cadillac West Explorations Inc.:

We have audited the balance sheets of Cadillac West Explorations Inc. (An Exploration Stage Company) (the “Company”) as at December 31, 2005 and 2004 and the statements of operations and deficit and cash flows for the periods then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for the periods then ended in accordance with Canadian generally accepted accounting principles.

“Staley, Okada & Partners”

Vancouver, B.C.	STALEY, OKADA & PARTNERS
January 23, 2006	CHARTERED ACCOUNTANTS

CADILLAC WEST EXPLORATIONS INC.

(An Exploration Stage Company)

                                                                                                                                                                                  Exhibit 1

BALANCE SHEETS

	December 31, 2005	December 31, 2004

ASSETS
Current
Cash and cash equivalents	$26,863	$3,954
Accounts receivable	234	1,591
	27,097	5,545

Computer Equipment (Note 5)	1,606	-
Exploration Advances (Note 6)	200,000	-
Resource Property Costs (Note 6)	547,239	407,349

	$775,942	$412,894

LIABILITIES
Current
Accounts payable and accrued liabilities	$8,000	$12,491
Due to related parties (Note 9)	6,500	10,680
	14,500	23,171
Due to Related Parties (Note 9)	120,000	-
Due to Resource Finance & Investment Ltd. (Note 7)	-	381,739
	134,500	404,910

SHAREHOLDERS’ EQUITY

Share Capital (Note 8)	911,831	21,831
Deficit – Exhibit 2	(270,389)	(13,847)
	641,442	7,984
	$775,942	$412,894
Approved on Behalf of the Board:

Director	Director

- See Accompanying Notes -

CADILLAC WEST EXPLORATIONS INC.

(An Exploration Stage Company)

                                                                                                                                                                                  Exhibit 2

STATEMENTS OF OPERATIONS AND DEFICIT

	Year Ended December 31, 2005	Period Ended December 31, 2004

Administrative Expenses
Accounting and audit fees	$14,636	$4,000
Amortization	229	-
Legal fees	49,784	1,988
Management and consulting fees	257,619	-
Meals	88	1,021
Office and sundry	795	971
Travel	2,788	5,926
Loss Before the Following	325,939	13,906
Gain on forgiveness of debt (Note 9b)	68,756	-
Interest income	641	59
Loss for the Period	(256,542)	(13,847)

Deficit, Beginning Of Period	(13,847)	-
Deficit, End of Period	$(270,389)	$(13,847)

Basic and Diluted Loss Per Share	$(0.05)	$(6,924)

Weighted Average Number of Common Shares Outstanding	5,675,891	2

- See Accompanying Notes -

2

CADILLAC WEST EXPLORATIONS INC.

(An Exploration Stage Company)

                                                                                                                                                                                  Exhibit 3

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2005	Period Ended December 31, 2004
Cash Flows From Operating Activities
Net loss for the period	$(256,542)	$(13,847)
Items not involving an outlay of cash:
Amortization	229	-
Gain on forgiveness of debt	(68,756)	-
Management fees satisfied by issuance of shares	70,000	-
Management fees satisfied by forgiveness of debt	68,756	-
	(186,313)	(13,847)
Change in non-cash working capital balances:
Accounts receivable	1,357	(1,591)
Accounts payable and accrued liabilities	(4,491)	12,491
Due to related parties	115,820	10,680
	(73,627)	7,733

Cash Flows from Investing Activities
Resource property costs	(139,890)	(385,518)
Exploration advances	(200,000)	-
Computer equipment	(1,835)	-
	(341,725)	(385,518)

Cash Flows from Financing Activities
Advances from Resource Finance & Investment Ltd.	318,261	381,739
Issuance of shares	120,000	-
	438,261	381,739

Net Increase in Cash and Cash Equivalents	22,909	3,954
Cash and Cash Equivalents Position – Beginning of period	3,954	-
Cash and Cash Equivalents Position – End of Period	$26,863	$3,954

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Supplemental Schedule of Non-Cash Investing and Financing Activities
Shares issued for property	$-	$21,831
Shares issued for management fees	$70,000	$-
Shares issued for debt	$700,000	$-

- See Accompanying Notes -

3

CADILLAC WEST EXPLORATIONS INC.

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and December 31, 2004

1.	Incorporation / Nature of Business

Cadillac West Explorations Inc. ("CWE") (the "Company") was incorporated under the Business Corporations Act (British Columbia) on June 8, 2004.

The Company's main business is acquiring and exploring mineral properties principally located in the Province of Quebec, Canada, with the objective of identifying mineralized deposits economically worthy of subsequent development, mining or sale.

2.	Continued Operations

These financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company has incurred operating losses since inception, has limited financial resources, no source of operating cash flow, and no assurances that sufficient funding, including adequate financing, will be available to conduct further exploration and development of its mineral property projects.

The Company's ability to continue as a going concern is dependent upon its ability to obtain the financing necessary to complete its mineral projects by issuance of share capital or through joint ventures, and to realize future profitable production or proceeds from the disposition of its mineral interests.

These financial statements do not reflect adjustments that would be necessary if the going concern assumption were not appropriate because management believes that the actions taken or planned (Note 11) will mitigate the adverse conditions and events that raise doubt about the validity of the going concern assumption used in preparing these financial statements. If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets, liabilities, the reported income and expenses and the balance sheet classifications used.

3.	Significant Accounting Policies

a)	Amortization

Amortization is being provided for at the following rate:

Computer hardware	- 30% declining balance

In the year of acquisition rates for amortization are at one-half the annual rate.

4

CADILLAC WEST EXPLORATIONS INC.

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and December 31, 2004

3.	Significant Accounting Policies - (continued)

b)	Asset Retirement Obligations

This policy requires recognition of a legal liability for obligations relating to retirement of property, plant, and equipment, and arising from the acquisition, construction, development, or normal operation of those assets. Such asset retirement costs must be recognized at fair value, when a reasonable estimate of fair value can be estimated, in the period in which it is incurred, added to the carrying value of the asset, and amortized into income on a systematic basis over its useful life.

c)	Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers cash and cash equivalents to include amounts held in banks and highly liquid investments with maturities at point of purchase of 90 days or less. The Company places its cash with institutes of high credit worthiness.

d)	Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share. The dilutive effect of convertible securities is reflected in diluted earnings per share by application of the "if converted" method. The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by application of the treasury stock method.

e)	Flow-Through Shares

The Company accounts for flow-through shares using the recommendations of the Emerging Issues Committee EIC-146. Canadian Income Tax Legislation permits an enterprise to issue securities referred to as flow-through shares, whereby the investor can claim the tax deductions arising from the renunciation of the related resource expenditures. When resource expenditures are renounced to the investors and the Company has reasonable assurance that the expenditures will be completed, future income tax liabilities are recognized (renounced expenditures multiplied by the effective tax rate) thereby reducing share capital.

If the Company has sufficient unused tax losses and deductions (“losses”) to offset all or part of the future income tax liabilities and no future income tax assets have been previously recognized on such losses, a portion of such unrecognized losses (losses multiplied by the effective corporate tax rate) is recorded as income up to the amount of the future income tax liability that was previously recognized on the renounced expenditures.

5

CADILLAC WEST EXPLORATIONS INC.

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and December 31, 2004

3.	Significant Accounting Policies - (continued)

f)	Income Taxes

Income taxes are accounted for using the asset and liability method. Future taxes are recognized for the tax consequences of "temporary differences" by applying enacted or substantively enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax basis of existing assets and liabilities. The effect on future taxes for a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. In addition, the method requires the recognition of future tax benefits to the extent that realization of such benefits is more likely than not.

g)	Management's Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

h)	Mineral Exploration Tax Credits ("METC") and Refundable Mining Duties (“RMD”)

The Company recognizes METC amounts when the Company's METC application is approved by Canada Revenue Agency and Revenu Quebec auditors or when the amount to be received can be reasonably estimated and collection is reasonably assured.

The Company recognizes RMD amounts when the Company's RMD application is approved by Ministere des Ressources Naturelles or when the amount to be received can be reasonably estimated and collection is reasonably assured

6

CADILLAC WEST EXPLORATIONS INC.

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and December 31, 2004

3.	Significant Accounting Policies - (continued)

i)	Mineral Properties

The Company is in the process of exploring its mineral properties and has not yet determined whether these properties contain mineral resources that are economically recoverable.

Mineral exploration and development costs are capitalized on an individual prospect basis until such time as an economic ore body is defined or the prospect is abandoned. Costs for a producing prospect are amortized on a unit-of-production method based on the estimated life of the ore reserves, while costs for the prospects abandoned are written off.

The recoverability of the amounts capitalized for the undeveloped mineral properties is dependent upon the determination of economically recoverable ore reserves, confirmation of the Company's interest in the underlying mineral claims, the ability to farm out its resource properties, the ability to obtain the necessary financing to complete their development and future profitable production or proceeds from the disposition thereof.

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mineral properties. The Company has investigated title to all of its mineral properties and, to the best of its knowledge, title to all of its properties are in good standing.

The Company does not accrue the estimated costs of maintaining its mineral interest in good standing.

j)	Property Option Agreements

From time to time, the Company may acquire or dispose of properties pursuant to the terms of option agreements. Due to the fact that options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable are not recorded. Option payments are recorded as resource property costs or recoveries when the payments are made or received.

7

CADILLAC WEST EXPLORATIONS INC.

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and December 31, 2004

3.	Significant Accounting Policies - (continued)

k)	Share Capital

i)

The proceeds from the exercise of stock options, warrants and escrow shares are recorded as share capital in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the Company.

ii)	Share capital issued to third parties for non-monetary consideration is recorded at an amount based on fair market value.

l)	Stock-Based Compensation

All stock-based awards made to employees and non-employees are measured and recognized using a fair value based method.

There is no stock-based compensation expense for the current period.

4.	Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and amounts due to related parties. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from the financial instruments. The fair value of these financial instruments approximates their carrying value due to their short-term maturity or capacity of prompt liquidation.

5.	Computer Equipment

	Cost	Accumulated Amortization	Net 2005	Net 2004
Computer equipment	$1,835	$229	$1,606	$-

8

CADILLAC WEST EXPLORATIONS INC.

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and December 31, 2004

6.	Resource Properties

	Lac Fortune	Norcoeur	Staked in Quebec	Total
Acquisition Costs
Acquisition	$-	$-	$11,649	$11,649
Board and lodging	-	-	1,494	1,494
Materials and supplies	-	-	3,676	3,676
Transportation	-	-	5,748	5,748
Balance – December 31, 2004	-	-	22,567	22,567
Staking fees	-	-	611	611
Balance – December 31, 2005	-	-	23,178	23,178

Exploration Expenditures
Consulting fees	-	-	25,680	25,680
Filing fees	-	-	17,650	17,650
Geochemical and geophysical survey	-	-	341,452	341,452
Balance – December 31, 2004	-	-	384,782	384,782
Assaying and analysis	4,987	6,047	-	11,034
Consulting	23,329	36,957	13,948	74,234
Drilling	84,339	76,265	-	160,604
Filing fees	239	-	46	285
Geochemical surveys	5,726	-	1,208	6,934
Geological	8,612	12,439	-	21,051
	127,232	131,708	399,984	658,924
Less: Mineral Exploration Tax Credits	-	-	(134,863)	(134,863)
	127,232	131,708	265,121	524,061

Balance – December 31, 2005	$127,232	$131,708	$288,299	$547,239

9

CADILLAC WEST EXPLORATIONS INC.

(An Exploration Stage Company.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and December 31, 2004

6.	Resource Properties (continued)

Richmont Agreement

Per agreement dated April 30, 2004 and amended November 1, 2005 between Richmont Mines Inc. and Andre Audet and Victor Erickson ("A&E"), related parties to the Company, A&E or its assignee ("the Optionee") may earn 50% interests in the Norcoeur and Lac Fortune Properties.

In order to earn 50% interests in the Norcoeur and Lac Fortune Properties, the Optionee shall complete the following exploration expenditures:

	Lac Fortune	Norcoeur
On or before November 22, 2006	$300,000	$400,000
On or before November 22, 2007	500,000	800,000
On or before November 22, 2008	700,000	1,000,000
	$1,500,000	$2,200,000

The Optionee must incur minimum expenditures of $500,000 on either property by May 22, 2006 with the following terms:

•	$200,000 is held on deposit with a third party;
•	Exploration expenditures will be withdrawn from the balance on deposit; and
•	Any balance remaining on deposit at May 22, 2006 will belong to Richmont Mines Inc.

Once the 50% interest is earned a joint venture will be formed subject to standard dilution clauses.

Assignment Agreement

Per agreement dated June 3, 2004 and subsequently amended on June 8, 2005 ("Assignment Agreement"), A&E assigned to the Company its interests in the Richmont Agreement and certain claims in the region.

For consideration during the year ended December 31, 2004, the Company has issued to A&E 5,000,000 common shares. Of the total amount of common shares issued, 2,000,000 have been placed into escrow.

Should the option on the Lac Fortune or the Norcoeur properties not be earned by the Company, 1,000,000 of these shares will be returned to treasury for each property.

Since A&E is a related party, the cost of the acquisition has been recorded at A&E's underlying cost, that being $21,831.

By agreement dated October 31, 2005, A&E will retain a maximum of 1.5% net smelter return royalty on production in excess of 100,000 ounces of gold, from properties assigned to or optioned to the Company by A&E.

10

CADILLAC WEST EXPLORATIONS INC.

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and December 31, 2004

7.	Long-Term Debt

During the prior period, Resource Finance & Investment Ltd. (“RFI”), the majority shareholder of the Company, advanced $381,739 to the Company. During the current period, a further $318,261 was advanced. The outstanding balance of $700,000 in total was converted into 7,000,000 common shares of the Company. In addition, 1,400,000 share purchase warrants were granted as part of the consideration. Each share purchase warrant can be exercised for $0.25 per share of the Company until November 30, 2008

8.	Share Capital

	Number	Amount
Authorized:
Unlimited common shares without par value
Issued and fully paid:
For cash	2	$-
Issued and fully paid:
For property (Note 6ii)	5,000,000	21,831
Balance – December 31, 2004	5,000,002	21,831
Cancelled	(2)	-
Issued and fully paid:
For cash (special warrants)	600,000	120,000
Conversion of debt	7,350,000	770,000
Balance – December 31, 2005	12,950,000	$911,831

a)

On August 21, 2004, the Company issued its incorporator one common share without par value at an issue price of $0.01. The Company repurchased the Incorporator's share for the same price and subsequently cancelled the share.

b)	On August 21, 2004, the Company issued two common shares without par value to its two directors at an issue price of $0.00001 per share, which were subsequently cancelled on June 15, 2005.

c)	During the year, the Company completed a private placement comprising of 600,000 special warrants which were issued at $0.20 per special warrant.

Each special warrant converts to one flow through common share. The special warrants will automatically convert, at no further cost, at the earliest of (i) twelve months from the date of issuance of the special warrants; or (ii) the fifth business day after a final receipt is issued by applicable securities in respect of a Prospectus qualifying the conversion.

11

CADILLAC WEST EXPLORATIONS INC.

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and December 31, 2004

8.	Share Capital (continued)

d)

Since incorporation of the Company, Resource Finance & Investment Ltd., the majority shareholder of the Company, advanced $700,000 to the Company. During the current year, this amount was converted into common shares of the Company at $0.10 per share for a total of 7,000,000 shares.

e)	On October 31, 2005 the Company issued to Resource Finance & Investment Ltd., the majority shareholder of the Company, 350,000 shares at $0.20 per share in full satisfaction of $70,000 of debt.

f)	The Company does not have any options or share purchase warrants outstanding at year-end.

9.	Related Party Transactions and Balances

Except as disclosed elsewhere in these financial statements, related party transactions and balances are as follows:

(a)

On June 8, 2005, the Company entered into an agreement with three major shareholders of the Company, one of which is also a director and officer of the Company, to provide management services for a fee of $5,000 for each shareholder per month. On October 31, 2005 the Company has terminated this agreement with one of the shareholder. Two other shareholders, one of which is also a director and officer of the Company, will continue to receive $5,000 per month each until such time as the board of directors and the two shareholders agree to change the terms of the agreement.

During the year, three major shareholders earned management fees of $257,619 (2004 - $nil), of which $120,000 is still owing to two of the shareholders, one of which is a directors and officer of the Company. These amounts were incurred in the ordinary course of business, are non-interest bearing and unsecured. The shareholders have agreed that payment will not be demanded in the coming year; therefore it is classified as long-term.

(b)	During the year, three majority shareholders have forgiven $68,756 of debt owing to them.

(c)

During the year, an officer of the Company earned accounting fees of $6,500 (2004 - $nil), of which $6,500 is still owing. This amount was incurred in the ordinary course of business and is non-interest bearing, unsecured and due on demand.

(d)

During the period, a major shareholder earned consulting fees of $37,358 (2004 - $25,680), of which $nil (2004 - $10,680) is still owing as at December 31, 2005. This amount was incurred in the ordinary course of business and is non-interest bearing, unsecured and due on demand.

12

CADILLAC WEST EXPLORATIONS INC.

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and December 31, 2004

10. Income Taxes

The Company has incurred certain resource related expenditures of approximately $524,000, which may be carried forward indefinitely and used to reduce prescribed taxable income in future years.

The Company has incurred non-capital losses for income tax purposes of approximately $269,000. They may be carried forward and used to reduce taxable income of future years. These losses will expire as follows:

2014	$13,000
2015	256,000
$269,000

The potential future tax benefits of these expenditures and income tax losses have not been recognized in the accounts of the Company.

11.	Subsequent Events

The Company is currently negotiating an exchange of shares with Eclips Inc. (Eclips), a public company listed on the TSX Venture Exchange. Per agreement dated November 28, 2005, Eclips will purchase 100% of the Company’s issued and outstanding shares, with consideration being sufficient common shares of Eclips to provide the Company with an 80% equity position. Concurrent with the acquisition, Eclips will issue up to 5,000,000 in satisfaction of its debts and as a finders’ fees. Following the acquisition, the Company is expected to complete an equity financing of approximately $2,000,000 and share consolidation. The closing of the acquisition is contingent upon:

(a)	satisfactory completion of due diligence by both parties,
(b)	obtaining regulatory and shareholder approvals, and
(c)	reduction of the Company’s liability to related parties down to a maximum of $100,000

This transaction will be accounted for as a reverse takeover.

12.	Comparative Amounts

Comparative amounts for the period ended December 31, 2004 have been reclassified to conform to the presentation adopted in the current period.

13

SCHEDULE “D”

Material Contracts

CWE:

1.	Letter Agreement dated April 30, 2004 between Richmont Mines Inc., Victor Erickson, and Andre Audet.
2.	Letter amendment dated September 22, 2004 between Richmont Mines Inc. and Cadillac West Explorations Inc.
3.	Letter Agreement dated June 2, 2004 between Resource Finance & Investment Ltd., Victor Erickson, and Andre Audet.
4.	Assignment by Victor Erickson and Andre Audet dated June 25, 2004.
5.	Letter amendment dated November 22, 2004 between Richmont Mines Inc. and Cadillac West Explorations Inc.
6.	Amending Agreement dated June 8, 2005 between Resource Finance & Investment Inc., Victor Erickson, Andre Audet, and Cadillac West Explorations Inc.
7.	Net Smelter Return Royalty Agreement dated June 8, 2005 between Cadillac West Explorations Inc., Victor Erickson, and Andre Audet.
8.	Letter amendment dated November 1, 2005 between Richmont Mines Inc. and Cadillac West Explorations Inc.

ECLIPS:

1.	David J. McConomy Employment Agreement
2.	Termination Agreement with Agent Shopper Inc.

SCHEDULE “E”

Permitted Encumbrances

CWE:

The mineral claims held by CWE are subject to a 1.5 net smelter returns royalty in favour of Victor Erickson and Andre Audet pursuant to a Net Smelter Royalty Agreement dated June 8, 2005 between CWE, Victor Erickson, and Andre Audet.

Norcoeur Option

Of the 53 mineral claims held under the Norcoeur Option, 39 are subject to a net smelter return royalty in favour of Hussar Resources Inc. on gold produced from those claims, which royalty shall be equal to: (a) 2% of net smelter returns on gold sold at prices under US$300 per ounce; (b) 2.5% of net smelter returns on gold sold at prices from US$300 per ounce to US$350 per ounce; and (c) 3% of net smelter returns on gold sold at prices over US$350 per ounce, pursuant to their agreement dated Ferbruary 6, 2002.

Lac Fortune Option

A royalty equal to 1% of gross revenues derived from the sale or presumed sale of ore is payable to Bédard Exploration Ltée (“Bédard”) on only one of the 25 claims in the Lac Fortune Option, on account of which Richmont pays $10,000 each year on May 1st for total payments to May 1, 2004 of $190,000, pursuant to an agreement dated December 5, 1980 with Bédard.

In the event that any royalty payments become payable by a joint venture formed on the Lac Fortune Property pursuant to the Letter Agreement with Cadillac West Explorations Inc., the payments made by Richmont to Bédard described above shall be applied to reduce Richmont’s royalty obligations only, and not Cadillac West’s.

ECLIPS:

None

SCHEDULE “F”

Actions, Suits, or Proceedings

CWE:

None

ECLIPS:

Judgment in favour of Patrick Laroche in the amount of $11,733.35 plus court order interest, pronounced March 31, 2005 by the Court of Quebec Civil Division.